David E. Coffey C.P.A.

6767 West Tropicana Suite 216

Las Vegas, NV 89103

Dynasty International Corporation

Surrey, B.C. Canada

    This letter will acknowledge my agreement to include to or refer to the financial statements which I have audited for the cumulative period ended December 31, 2002, in the filing of the Amended 10-K with the Securities and Exchange Commission.

Sincerely,

/s/ David E. Coffey

David E. Coffey C.P.A.

July 28, 2003